EXHIBIT 2.5

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                            STOCK PURCHASE AGREEMENT

                                      among

                                 ARIEL WAY, INC.

                                       and

                               MARKET CENTRAL, INC

                              September [___], 2004


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                                                   TABLE OF CONTENTS

ss.1. Definitions......................................................................................   4

ss.2. Purchase and Sale of Purchased Shares............................................................   6
    (a)  Basic Transaction.............................................................................   6
    (b)  Purchase Consideration........................................................................   6
    (c)  Closing.......................................................................................   6
    (d)  Deliveries at Closing.........................................................................   6

ss.3.  Seller's Representations and Warranties.........................................................   6
    (a)  Organization, Qualification, and Corporate Power..............................................   7
    (b)  Authorization of Transaction..................................................................   7
    (c)  Noncontravention..............................................................................   7
    (d)  Capitalization................................................................................   7
    (e)  Subsidiaries and Equity Investments...........................................................   8
    (f)  No Material Adverse Change; Subsequent Events.................................................   8
    (g)  Legal Compliance..............................................................................   8
    (h)  Litigation....................................................................................   8
    (i)  Certain Business Relationships with Affiliates................................................   8
    (j)  Brokers' Fees.................................................................................   8
    (k)  Purchased Shares..............................................................................   8
    (l)  Disclaimer of Other Representations and Warranties............................................   8

ss.4  Buyer's Representations and Warranties...........................................................   9
    (a)  Organization, Qualification, and Corporate Power..............................................   9
    (b)  Authorization of Transaction..................................................................   9
    (c)  Noncontravention..............................................................................   9
    (d)  Brokers' Fees.................................................................................   9
    (e)  Investment....................................................................................   9

ss.5. Pre-Closing Covenants............................................................................  9
    (a)  General.......................................................................................  10
    (b)  Operation of Business.........................................................................  10
    (c)  Full Access...................................................................................  10
    (d)  Notice of Developments........................................................................  10
    (e)  Exclusivity...................................................................................  10

ss.6. Post-Closing Acknowledgements and Covenants......................................................  10
    (a)  Mutual Acknowledgements Regarding Post-Closing Dividend of Purchased Shares...................  11
    (b)  Further Assurances............................................................................  11

ss.7. Conditions to Obligation to Close................................................................  11
    (a)  Conditions to Buyer's Obligation..............................................................  11
    (b)  Conditions to Seller's Obligation.............................................................  11

ss.8. Remedies for Breaches of This Agreement..........................................................  12
    (a)  Survival of Representations and Warranties....................................................  12
    (b)  Indemnification Provisions for Buyer's Benefit................................................  12
    (c)  Indemnification Provisions for Seller's Benefit...............................................  13
    (d)  Matters Involving Third Parties...............................................................  13
    (e)  Determination of Losses.......................................................................  13
    (f)  Exclusive Remedy..............................................................................  13

ss.9. Termination......................................................................................  13
    (a)  Termination of Agreement......................................................................  14
    (b)  Effect of Termination.........................................................................  14


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
ss.10. Miscellaneous...................................................................................  14
    (a)  Incorporation of Exhibits, Annexes, and Schedules.............................................  14
    (b)  Press Releases and Public Announcements.......................................................  14
    (c)  No Third-Party Beneficiaries..................................................................  14
    (d)  Construction..................................................................................  15
    (e)  Entire Agreement..............................................................................  15
    (f)  Succession and Assignment.....................................................................  15
    (g)  Counterparts..................................................................................  15
    (h)  Headings......................................................................................  15
    (i)  Notices.......................................................................................  15
    (j)  Governing Law; Jurisdiction...................................................................  16
    (k)  Amendments and Waivers........................................................................  16
    (l)  Severability..................................................................................  16
    (m)  Expenses......................................................................................  16


Exhibit A-- Purchase Consideration

Attachment A - CONVEY ON DEMAND and SNAP SOFTWARE - Software License and Service Agreement

Attachment  B - Assistance  with  Business  Development  and  Strategic  Support
Services

Exhibit B - Disclosure Schedule

Annex I -- Exceptions to Seller's Representations and Warranties

Annex II -- Exceptions to Buyer's Representations and Warranties


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                            STOCK PURCHASE AGREEMENT

          This Stock Purchase Agreement (this "Agreement") is entered into as of September [__], 2004, by and among Market Central, Inc., a Delaware corporation ("Buyer"), and Ariel Way, Inc., a Delaware corporation ("Seller"). Buyer and Seller may be referred to individually herein as a "Party" and, collectively, as the "Parties."

          WHEREAS, Buyer and Seller mutually desire to consummate a transaction whereby Buyer will purchase from Seller, and Seller will sell to Buyer, two million (2,000,000) shares (the "Purchased Shares") of the common stock, par value $0.001 per share, of Seller (the "Seller Common Stock"), in exchange for Buyer's payment of the Purchase Consideration as described (and defined) below;

          NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

          ss.1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

          "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

          "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

          "Buyer" has the meaning set forth in the preamble hereto.

          "Closing" has the meaning set forth in ss.2(c) below.

          "Closing Date" has the meaning set forth in ss.2(c) below.

          "Confidential   Information"  means  any  information  concerning  the
Purchased Shares and/or the businesses and affairs of Seller and its Affiliates that is not already generally available to the public.

          "Development/Support Services Consideration" has the meaning set forth in ss.2(b) below.

          "DGCL" means the General Corporation Law of the State of Delaware, as from time to time amended and in effect.

          "Disclosure Schedule" has the meaning set forth in ss.3 below.

          "Indemnified Party" has the meaning set forth in ss.8(d) below.

          "Indemnifying Party" has the meaning set forth in ss.8(d) below.

          "Knowledge" means actual knowledge without independent inquiry or investigation, which, in the case of an entity or Person other than a natural person, shall mean the actual knowledge of the directors and senior executive officers of such entity or other Person without independent inquiry or investigation.

          "Lien" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens incurred or arising (other than in connection with the borrowing of money) in the Ordinary Course of Business for amounts (x) not yet due and payable or (y) otherwise being actively contested in good faith through appropriate proceedings, in each case for which appropriate reserves are being maintained in accordance with generally accepted accounting principles, and (b) solely in the case of the Purchased Shares, transfer restrictions and similar limitations imposed thereon pursuant to the express provisions of the Certificate of Incorporation or Bylaws of Seller, the DGCL, the Securities Act or federal and state securities laws.



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          "Losses"   means   all   actions,   suits,   proceedings,    hearings,
investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

          "Market Central Technology Consideration" has the meaning set forth in ss.2(b) below.

          "Material Adverse Effect" or "Material Adverse Change" means any effect or change that would be materially adverse to the business of Seller and its Subsidiaries, taken as a whole, or on the ability of any Party to consummate timely the transactions contemplated hereby; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (a) any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions, including such conditions related to the business of Seller and its Subsidiaries, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in United States generally accepted accounting principles, (5) changes in law, rules, regulations, orders, or other binding directives issued by any governmental entity, or (6) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, (b) any existing event, occurrence, or circumstance with respect to which Buyer has Knowledge as of the date hereof, and (c) any adverse change in or effect on the business of Seller and its Subsidiaries that is cured by Seller before the earlier of (1) the Closing Date and (2) the date on which this Agreement is terminated pursuant to ss.10 hereof.

          "Ordinary Course of Business" means the ordinary course of business of any specified Person(s) consistent with past custom and practice (including with respect to quantity and frequency) of such Person(s).

          "Party" has the meaning set forth in the preamble hereto.

          "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).

          "Purchase Consideration" has the meaning set forth in ss.2(b) below.

          "Purchased Shares" has the meaning set forth in the recital above.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Seller" has the meaning set forth in the preamble hereto.

          "Seller Common Stock" has the meaning set forth in the recital above.

          "Subsidiary" shall mean, at any time, with respect to any Person (the "Subject Person"), (i) any Person of which either (x) more than 50% of the shares of stock or other interests entitled to vote in the election of directors or comparable Persons performing similar functions (excluding shares or other interests entitled to vote only upon the failure to pay dividends thereon or other contingencies) or (y) more than a 50% interest in the profits or capital of such Person are at the time owned or controlled directly or indirectly by the Subject Person or through one or more Subsidiaries of the Subject Person or by the Subject Person and one or more Subsidiaries of the Subject Person, or (ii) any Person whose assets, or portions thereof, are consolidated with the net earnings of the Subject Person and are recorded on the books of the Subject Person for financial reporting purposes in accordance with GAAP.



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          "Tax" or "Taxes" means any federal,  state,  local, or foreign income,
gross  receipts,  license,  payroll,   employment,   excise,  severance,  stamp,
occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

          "Third Party Claim" has the meaning set forth in ss.8(d) below.

          ss.2. Purchase and Sale of Purchased Shares.

          (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of the Purchased Shares for the Purchase Consideration specified below in ss.2(b).

          (b) Purchase Consideration. Buyer agrees to deliver to Seller at the Closing aggregate purchase consideration having a total value to Seller of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (the "Purchase Consideration"), payment of such Purchase Consideration to be effected by Buyer's execution and delivery to Seller at Closing of: (i) an agreement in form and substance satisfactory to Seller whereby Buyer shall commit to provide to Seller, free of charge or any other cost or expense whatsoever to Seller, the products, services and related interests and rights with respect to Market Central Technology as are described in Exhibit A hereto (the "Market Central Technology Consideration"), which Market Central Technology Consideration shall, as and when provided in accordance with the foregoing agreement, have an aggregate value to Seller of not less than Two Hundred Thousand and No/100 Dollars ($200,000.00), plus (ii) an agreement in form and substance satisfactory to Seller whereby Buyer shall commit to provide to Seller, free of charge or any other cost or expense whatsoever to Seller, certain business development and strategic support services related to telecommunications and technology M&A, marketing and technology activities, as well strategic business planning and related assistance and services (the "Development/Support Services Consideration"), which Development/Support Services Consideration shall be rendered by Buyer's senior executives as and when directed by Seller and, when so rendered, shall have an aggregate value to Seller of not less than Fifty Thousand and No/100 Dollars ($50,000.00) as are described in Exhibit A hereto.

          (c) Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kelley Drye & Warren LLP, in Vienna, Virginia, commencing at 10:00 a.m. local time on the third (3rd) business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Buyer and Seller may mutually determine in writing (the "Closing Date").

          (d) Deliveries at Closing. At the Closing, (i) Seller shall deliver to Buyer the various certificates, instruments, and documents referred to in ss.7(a) below, (ii) Buyer will deliver to Seller the various certificates, instruments, and documents referred to in ss.7(b) below, (iii) Seller will deliver to Buyer newly-issued stock certificates representing all of the Purchased Shares, and (iv) Buyer will deliver to Seller the Purchase Consideration specified in ss.2(b) above.

          ss.3. Seller's Representations and Warranties. Seller represents and warrants to Buyer that the statements contained in this ss.3 are correct and complete as of the date of this Agreement and will be correct and complete in all material respects as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.3(a)), except as set forth in the Disclosure Schedule delivered by Seller to Buyer as attached hereto as Exhibit B, Annex I on and as of the date hereof (the "Disclosure Schedule").



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         (a) Organization,  Qualification,  and Corporate Power.  Seller is duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. Seller is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. Seller has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. ss.3(a) of the Disclosure Schedule lists the directors and officers of Seller.

         (b) Authorization of Transaction. Seller has corporate full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid, legal and binding obligation of Seller, enforceable against Seller in accordance with its terms and conditions. Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for Seller to duly and fully perform its obligations as stipulated in this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by all requisite corporate action of Seller.

          (c) Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of Seller's charter, bylaws, or other governing documents, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which Seller is bound or to which any of its assets is subject, or (C) result in the imposition or creation of a Lien upon or with respect to Purchased Shares.

          (d) Capitalization. The entire authorized capital stock of Seller consists of one hundred million (100,000,000) shares of Seller Common Stock out of which fourteen million (14,000,000) shares are issued and outstanding, two million (2,000,000) shares are reserved for issuance as the Purchase Shares hereunder and four million (4,000,000) shares are held in treasury. All of the issued and outstanding shares of Seller Common Stock as aforesaid have been duly authorized, are validly issued, fully paid, and non-assessable, and are owned of record by such Persons and in such amounts as listed in ss.3(d) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments (other than this Agreement) that could require Seller to issue, sell, or otherwise cause to become outstanding any of its capital stock. Notwithstanding the foregoing, Buyer expressly acknowledges and agrees that Seller is presently contemplating, and shall in all respects be entitled and authorized to effect in Seller's sole and absolute discretion at any time or from time to time prior to, at or after the Closing, one or more issuances of all or any portion of the four million (4,000,000) unreserved shares of Seller Common Stock currently held by Seller in treasury in connection with any potential acquisition or equity-financing transaction(s) as Seller may desire to effect hereafter. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to any capital stock of Seller. Section 3(d) of the Disclosure Schedule sets forth true, correct, and complete copies of the unaudited balance sheet, and the related profit and loss statement for the Seller and each Subsidiary, on a consolidated basis, as, at and for the period beginning on January 1, 2004 and ending on September 23, 2004 (the "Seller Financial Statements"). The Seller Financial Statements (i) have been prepared from, and are consistent with, the books and records of the Seller and each respective Subsidiary; (ii) are accurate and complete in all material respects; and (iii) fairly present, in all material respects, the financial condition and results of operations of the Seller and its Subsidiaries, on a consolidated basis, as at the dates, and for the periods, stated therein. The financial books and records of the Seller and each of its Subsidiaries are maintained in accordance with sound business practices and applicable legal requirements.

          (e) Subsidiaries and Equity Investments. Except as set forth in ss.3(e) of the Disclosure Schedule, Seller does not have or maintain any direct or indirect subsidiaries, nor does Seller otherwise own or have any right or commitment to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.



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          (f) No Material Adverse Change;  Subsequent  Events.  At no time since the date of Seller's original incorporation in Delaware on September 8, 2004, has there occurred or existed any Material Adverse Change. Without limiting the generality of the foregoing, at no time since such date has Seller or any of its Affiliates engaged in any practice, taken any action, or entered into any transaction outside the Ordinary Course of Business the primary purpose or effect of which has been to decrease, deplete or impair the value of any of its assets, businesses or prospects in any material respect.

          (g) Legal Compliance. To the Knowledge of Seller, Seller has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where the failure to comply would not have a Material Adverse Effect.

          (h) Litigation. ss.3(h) of the Disclosure Schedule sets forth each instance in which Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, except where the injunction, judgment, order, decree, ruling, action, suit, proceeding, hearing, or investigation would not have a Material Adverse Effect.

          (i) Certain Business Relationships with Affiliates. Except as set forth in ss.3(i) of the Disclosure Schedule, no Affiliate, director or officer of Seller has been involved in any material business arrangement or relationship with Seller within the past 12 months nor owns any material asset, tangible or intangible, that is used in the business of Seller.

          (j) Brokers' Fees. Neither Seller nor any of its Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement except as set forth in ss.3(i) of the Disclosure Schedule.

          (k)  Purchased   Shares.   Upon  Buyer's   delivery  of  the  Purchase
Consideration at Closing as and in the manner provided in ss.2 above, the Purchased Shares shall be duly authorized, validly issued, fully paid and non-assessable, and shall be issued to Buyer free and clear of any and all Liens. The Purchased Shares are not and, upon issuance thereof at Closing, shall not be subject to any (x) option, warrant, purchase right, or other contract or commitment in favor of any Person other than Buyer or (y) voting trust, proxy, or other agreement or understanding with respect to the voting thereof.

          (l) Disclaimer of Other Representations and Warranties. Except as expressly set forth in this ss.3, Seller makes no representation or warranty, express or implied, at law or in equity, as to the Purchased Shares or otherwise in respect of Seller, any Affiliate of Seller, or any of their respective assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in this ss.3, Buyer is purchasing the Purchased Shares on an "as-is, where-is" basis.

          ss.4 Buyer's Representations and Warranties. Buyer represents and warrants to Seller that the statements contained in this ss.4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.4), except as set forth in Exhibit B, Annex II attached hereto.

          (a) Organization, Qualification, and Corporate Power. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Buyer is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. Buyer has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. ss.4(a) of the Disclosure Schedule lists the directors and officers of Buyer.



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          (b)  Authorization of Transaction.  Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and under any and all agreements relating the Purchase Consideration as contemplated hereby. This Agreement (and each related agreement as aforesaid) constitutes the valid, legal and binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions. Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer. Buyer has good and unencumbered title to and/or other legally-sufficient rights to or interests in, and is fully and unconditionally entitled to furnish and convey to Seller, any and all products, services, rights and interests included or to be included in the Convey OnDemand Consideration and the Development/Support Services Consideration deliverable to Seller upon and after the Closing.

          (c) Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of Buyer's charter, bylaws, or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

          (d) Brokers' Fees. Neither Buyer nor any of its Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

          (e) Investment. Buyer (A) understands that the Purchased Shares have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Purchased Shares solely for its own account for investment purposes and, other than any proposed dividend thereof (which shall not constitute a "distribution" for purposes of this ss.4(e)(B)) by Buyer to its stockholders as expressly acknowledged by the Parties under ss.6(a) below, not with a view to the distribution thereof; (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning Seller and the Purchased Shares and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Purchased Shares, (E) is able to bear the economic risk and lack of liquidity inherent in holding the Purchased Shares, and (F) together with its applicable Affiliate(s), is an Accredited Investor.

          ss.5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

          (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary or otherwise reasonably proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in ss.7 below).

          (b) Operation of Business. Seller will not, and will not cause or permit any of its Affiliates to, engage in any practice, take any action, or enter into any transaction with respect to Seller outside the Ordinary Course of Business of Seller. Without limiting the generality of the foregoing, Seller will not, and will not cause or permit any of its Affiliates to, engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business the primary purpose or effect of which is to decrease, deplete or impair the value of any of its assets, businesses or prospects in any material respect. Seller will cause its executive officers to use their respective commercially reasonable efforts to preserve intact Seller's business organization and the good will of its customers, suppliers, employees and others having material business relations with Seller.

          (c) Full Access. Seller will permit representatives of Buyer (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Seller and its Affiliates, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to Seller and the Purchased Shares. Buyer will treat and hold as such any Confidential Information it receives from any of Seller and/or its Affiliates and representatives in the course of the reviews contemplated by this ss.5(c), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to Seller all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

          (d) Notice of Developments.

               (i) Seller may elect at any time to notify Buyer of any development causing a breach of any of the representations and warranties in ss.3 above. Unless Buyer has the right to terminate this Agreement pursuant to ss.9(a)(ii) below by reason of the development and exercises that right within the period of fifteen (15) business days referred to in ss.9(a)(ii) below, the written notice pursuant to this ss.5(d)(i) will be deemed to have amended the Disclosure
          Schedule, to have qualified the representations and warranties contained in ss.3 above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.

               (ii) Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his or its own representations and warranties in ss.3 above. No disclosure by any Party pursuant to this ss.5(d)(ii), however, shall be deemed to amend or supplement Annex I or the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.

          (e) Exclusivity. Seller will not (and will not cause or permit any Affiliate, officer, director, employee or agent to) solicit, initiate, or encourage the submission of any proposal or offer (including by engaging in any discussions or negotiations or furnishing any information with respect to any such matters) from any Person relating to the acquisition or disposition of any material portion of the capital stock or assets of Seller (including any acquisition structured as a merger, consolidation, or share exchange); provided, however, that Seller, its Affiliates and their respective directors and officers will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing to the extent (x) relating to any proposed acquisition or equity-financing transaction with respect to Seller Common Stock held in treasury as referred to in ss.3(d) above, or (y) their fiduciary duties may require.

          ss.6. Post-Closing Acknowledgements and Covenants. The Parties agree as follows with respect to the period following the Closing.

          (a) Mutual Acknowledgements Regarding Post-Closing Dividend of Purchased Shares. Subject to and in compliance with all applicable requirements of Buyer's charter, bylaws and other governing documents and all federal, state and local laws, rules and regulations pertaining thereto, Buyer intends to effect, as soon as practicable following the Closing, an in-kind dividend to its stockholders of all or some portion of the Purchased Shares, but no less than eighty percent (80%) of the Purchased Shares. For purposes of, but subject to, Buyer's undertaking to make the foregoing dividend of the Purchased Shares, Seller agrees to cooperate with Buyer in using commercially reasonable efforts to effect the registration, at the Seller's expense, of the Purchased Shares under the Securities Act and to provide such other notices and effect such other filings under the Securities Act, Securities Exchange Act and/or comparable state securities laws as may be necessary or reasonably appropriate in connection with such registration and the authorization of such Purchased Shares for public resale.

          (b) Further Assurances. In case at any time after the Closing any further action is necessary or reasonably appropriate to carry out the purposes and intent (including the Parties' intent as expressed in the foregoing ss.6(a)) of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under ss.8 below).

          ss.7. Conditions to Obligation to Close.

          (a) Conditions to Buyer's Obligation. Buyer's obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               (i) the representations and warranties set forth in ss.3 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as "material" and "Material Adverse Effect," in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;

               (ii) Seller shall have performed and complied with all of its pre-Closing covenants hereunder in all material respects as of and through the Closing, except to the extent that such covenants are qualified by terms such as "material" and "Material Adverse Effect," in which case Seller shall have performed and complied with all of such covenants in all respects as of and through the Closing;

               (iii) there shall not be in effect any injunction, judgment, order, decree, ruling, or change in law, rule or regulation preventing consummation of any of the transactions contemplated by this Agreement;

               (iv) Seller shall have signed and executed Convertible  Debenture
          and  Standby  Equity  Distribution   Agreement  with  Cornell  Capital
          Partners, LP; and

               (v) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in ss.7(a)(i)-(iv) has been, and remains as of the Closing Date, satisfied in all respects.

Buyer may waive any condition specified in this ss.7(a) by written notice to such effect delivered in Buyer's sole and absolute discretion at any time prior to or as of the Closing.

          (b)  Conditions  to  Seller's   Obligation.   Seller's  obligation  to
consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               (i) the representations and warranties set forth in ss.4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as "material" and "Material Adverse Effect," in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;

               (ii) Buyer shall have performed and complied with all of its pre-Closing covenants hereunder in all material respects as of and through the Closing, except to the extent that such covenants are qualified by terms such as "material" and "Material Adverse Effect," in which case Buyer shall have performed and complied with all of such covenants in all respects as of and through the Closing;

               (iii) Seller shall have received from Buyer duly-executed counterparts of the agreements with respect to the Purchase Consideration referred to in clauses (i) and (ii) of ss.2(b) above, with such agreements in each case being in form and substance satisfactory to Seller;

               (iv) there shall not be in effect any injunction, judgment, order, decree, ruling, or change in law, rule or regulation preventing consummation of any of the transactions contemplated by this Agreement;

               (v) the Board of Directors of Buyer shall have approved the transactions contemplated by this Agreement; and

               (vi) Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in ss.7(b)(i)-(v) has been, and remains as of the Closing Date, satisfied in all respects.

Seller may waive any condition specified in this ss.7(b) by written notice to such effect delivered in Seller's sole and absolute discretion at any time prior to or as of the Closing.

          ss.8. Remedies for Breaches of This Agreement.

          (a) Survival of Representations and Warranties. All of the representations and warranties of Seller contained in ss.3 above shall survive the Closing hereunder (unless Buyer had Knowledge of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect until the twelve (12) month anniversary of the Closing Date, whereupon any right, remedy or claim by, through or on behalf of Buyer with respect to misrepresentation or breach of any thereof shall be immediately and irrevocably waived and forever barred. All of the representations and warranties of Buyer contained in ss.4 above shall survive the Closing hereunder (unless Seller knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect until the twelve (12) month anniversary of the Closing Date, whereupon any right, remedy or claim by, through or on behalf of Seller with respect to misrepresentation or breach of any thereof shall be immediately and irrevocably waived and forever barred.

          (b) Indemnification Provisions for Buyer's Benefit.

          (i) In the event Seller breaches any of its representations, warranties, and covenants contained herein, and provided that Buyer makes a written claim for indemnification against Seller within the survival period (if there is an applicable survival period pursuant to ss.8(a) above), then Seller shall indemnify Buyer from and against any and all Losses (but excluding any Losses suffered after the end of any applicable survival period) reasonably and proximately resulting from such breach; provided that Seller will be obligated only to indemnify Buyer from and against such Losses to the extent that (A) the total amount of all such Losses incurred by Buyer as of and through the relevant date equals or exceeds Twenty-Five Thousand Dollars ($25,000) in the aggregate (which indemnity shall commence from the first Dollar of Loss exceeding such threshold amount), and (B) the total amount of Losses for which Seller has previously indemnified Buyer would not, when added together with the indemnifiable Losses currently claimed by Buyer, exceed the total value to Seller of the Purchase Consideration recited in ss.2(b) above, which amount shall constitute Seller's maximum liability under any indemnity obligation hereunder or any other theory or claim of damages or recovery asserted or alleged by, through or on behalf of Buyer in connection with any matters subject or in any manner related to this Agreement; and

         (ii) Seller agrees to indemnify and hold harmless Buyer, each person, if any, who controls Buyer within the meaning of Section 15 of the 1933 Act or
Section 20 of the 1934 Act, and each director and officer of Buyer as follows:

               (A) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the registration statement (or any amendment thereto) referenced in
          Section 6(a) of this Agreement, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact included in any preliminary or final prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

               (B) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any claim that the dividend of the Purchased Shares by Buyer to its stockholders was in any in violation of any applicable provision of the Delaware General Corporation Code;

               (C) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission or in connection with any violation of the nature referred to above; provided that any such settlement is effected with the written consent of Seller; and

               (D) against any and all expense whatsoever, as incurred (including the reasonable fees and disbursements of counsel chosen by Buyer), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission or in connection with any violation of the nature referred to above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to Seller by Buyer expressly for use in such registration statement (or any amendment thereto), or any preliminary or final prospectus (or any amendment or supplement thereto). The indemnification provisions set forth in Section 8(b)(ii) shall not be limited by the provisions of Section 8(b)(i).

          (c) Indemnification Provisions for Seller's Benefit. In the event Buyer breaches any of its representations, warranties, and covenants contained herein, and provided that Seller makes a written claim for indemnification against Buyer within the survival period (if there is an applicable survival period pursuant to ss.8(a) above), then Buyer shall indemnify Seller from and against any and all Losses (but excluding any Losses suffered after the end of any applicable survival period) reasonably and proximately resulting from such breach; provided that Buyer will be obligated only to indemnify Seller from and against such Losses to the extent that (A) the total amount of all such Losses incurred by Seller as of and through the relevant date equals or exceeds Twenty-Five Thousand Dollars ($25,000) in the aggregate (which indemnity shall commence from the first Dollar of Loss exceeding such threshold amount), and (B) the total amount of Losses for which Buyer has previously indemnified Seller would not, when added together with the indemnifiable Losses currently claimed by Seller, exceed the total value to Seller of the Purchase Consideration recited in ss.2(b) above, which amount shall constitute Buyer's maximum liability under any indemnity obligation hereunder or any other theory or claim of damages or recovery asserted or alleged by, through or on behalf of Seller in connection with any matters subject or in any manner related to this Agreement.

          (d) Matters Involving Third Parties.

               (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this ss.8, then the Indemnified Party shall promptly (and in any event within five (5) business days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing.

               (ii) Any Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of his or its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed if the applicable judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party).

               (iii) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in ss.8(d)(ii) above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

               (iv) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed).

          (e) Determination of Losses. All indemnification payments under this ss.8 shall be paid by the Indemnifying Party net of any Tax benefits and insurance coverage that may be available to the Indemnified Party.

          (f) Exclusive Remedy. Buyer and Seller acknowledge and agree that the foregoing indemnification provisions in this ss.8 shall be the exclusive remedy of Buyer and Seller with respect to Seller, Buyer, their respective Affiliates, the Purchased Shares and the transactions contemplated by this Agreement.

          ss.9. Termination.

          (a) Termination of Agreement. This Agreement shall be subject to termination as follows:

               (i) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

               (ii) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing in the event (A) Seller has within the then-previous ten (10) business days given Buyer any notice pursuant to ss.5(d)(i) above and (B) the development that is the subject of the notice has had a Material Adverse Effect;

               (iii) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of fifteen (15) business days after the notice of breach or (B) if the Closing shall not have occurred on or before September 30, 2004, by reason of the failure of any condition precedent under ss.7(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

               (iv) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of fifteen (15) business days after the notice of breach or (B) if the Closing shall not have occurred on or before September 30, 2004, by reason of the failure of any condition precedent under ss.7(b) hereof (unless the failure results primarily from Seller breaching any representation, warranty, or covenant contained in this Agreement).

          (b) Effect of Termination. If any Party terminates this Agreement pursuant to ss.9(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in ss.5(d) above shall survive termination.

          ss.10. Miscellaneous.

          (a) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

          (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party, except for such public disclosures to the minimum extent reasonably and in good faith believed by a Party, on the advice of its legal counsel, to be required by applicable law or any listing or trading agreement concerning the publicly-traded securities of such Party (in which case the disclosing Party will use its best efforts to advise and cooperate with the other Party prior to making such disclosure in order to minimize the scope and effect thereof to the extent practicable in the circumstances).

          (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. Without limiting the foregoing, no stockholder or Affiliate of Buyer shall, by virtue of any Purchased Shares dividend or distribution reference made in ss.6(a) above or otherwise, have any right or interest whatsoever in any transactions or other matters contemplated by this Agreement.

          (d) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word " including" shall mean including without limitation.

          (e) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire and exclusive agreement between the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

          (f) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party hereto (such approval not to be unreasonably withheld, condition or delayed in the case of any proposed assignment by a Party of any or all of its rights and interests hereunder to one or more of its Affiliates, subject to such Party's remaining fully responsible for the performance of all of its obligations hereunder).

          (g) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          (h) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          (i) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

   If to Seller:                               Copy to:

   Ariel Way, Inc.                             Kelley Drye & Warren LLP
   8000 Towers Crescent Drive                  8000 Towers Crescent Drive
   Suite 1200                                  Suite 1200
   Vienna, VA 22182                            Vienna, VA 22182
   Attention: Mr. Arne Dunhem                  Attention:  Jay Schifferli, Esq.
                                                           Jason Karp, Esq.
   Facsimile: 703-991-0841                     Facsimile: 703-918-2450



   If to Buyer:                                Copy to:

   Market Central, Inc.                        Greenberg Trauig, LLP
   1650A Gum Branch Road                       3290 Northside Parkway
   Jacksonville, NC 28540                      Atlanta, GA 30327
   Attention:  Mr. Doyal Bryant                Attention: Gerald Baxter
   Facsimile: (704) 543-9384                   Facsimile: (678) 553-2212

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

          (j) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Virginia without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Virginia. Each Party hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction, forum and venue of any federal or state court located in the Commonwealth of Virginia with respect to any dispute, controversy or suit arising under or in connection with this Agreement or any matter(s) contemplated hereby.

          (k) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          (l) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          (m) Expenses. Each of Buyer and Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Buyer when due, and Buyer shall, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law.

                                    * * * * *

          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

         Seller:                            ARIEL WAY, INC.

                                            _______________________________

                                            By: ___________________________

                                            Title: ________________________



         Buyer:                             MARKET CENTRAL, INC.

                                            _______________________________

                                            By: ___________________________

                                            Title: ________________________

                                    EXHIBIT A


                             PURCHASE CONSIDERATION


Purchase Consideration. Buyer agrees to deliver to Seller at the Closing aggregate purchase consideration having a total value to Seller of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (the "Purchase Consideration"), payment of such Purchase Consideration to be effected by Buyer's execution and delivery to Seller at Closing of:

(i) an agreement in form and substance satisfactory to Seller whereby Buyer shall commit to provide to Seller, free of charge or any other cost or expense whatsoever to Seller, the products, services and related interests and rights with respect to Market Central Technology as are described in Exhibit A, Attachment A hereto (the "Market Central Technology Consideration"), which
Market Central Technology Consideration shall, as and when provided in accordance with the foregoing agreement, have an aggregate value to Seller of not less than Two Hundred Thousand and No/100 Dollars ($200,000.00). Buyer shall have the right of Software License and Service Agreements as described by the respective Attachments below for a total license fee of Two Hundred Thousand and No/100 Dollars ($200,000.00).

Attachment A - Convey on Demand and SNAP Software - Software License and Service Agreement

(ii) an agreement in form and substance satisfactory to Seller whereby Buyer shall commit to provide to Seller, free of charge or any other cost or expense whatsoever to Seller, certain business development and strategic support services related to telecommunications and technology M&A, marketing and technology activities, as well strategic business planning and related assistance and services (the "Development/Support Services Consideration"), which Development/Support Services Consideration shall be rendered by Buyer's senior executives as and when directed by Seller and, when so rendered, shall have an aggregate value to Seller of not less than Fifty Thousand and No/100 Dollars ($50,000.00) as are described in Exhibit A, Attachment B - Assistance with Business Development and Strategic Support Services hereto.

                                    EXHIBIT A


                                  ATTACHMENT A


                     MARKET CENTRAL TECHNOLOGY CONSIDERATION


  CONVEY ON DEMAND AND SNAP SOFTWARE - SOFTWARE LICENSE AND SERVICES AGREEMENT






(See Separate Document)

                                    EXHIBIT A


                                  ATTACHMENT B


                   DEVELOPMENT/SUPPORT SERVICES CONSIDERATION


       ASSISTANCE WITH BUSINESS DEVELOPMENT AND STRATEGIC SUPPORT SERVICES


Services Provided: Market Central senior executives will provide the Seller with business development and strategic support services as independent consultants related to telecom and technology M&A, marketing and technology activities, and strategic business planning.

Senior Executives Providing the Services: The services provided shall be by Mr. Doyal Bryant and Preston Rodenbaugh, both senior executive representatives of Market Central, Inc., the Buyer

Period of Duration of Services Provided: Over a twelve (12) month period starting upon the Closing Date of this Agreement

Minimum  Number of Hours of Services  Provided:  A minimum of two hundred  fifty
(250) hours of services over a twelve (12) month period

Point of Contact within Seller: The Chairman of the Board

Value of Services Provided: The services provided by Market Central are valued at $50,000.00 based on an hourly rate of $200.00 per hour.

                                    EXHIBIT B


                               DISCLOSURE SCHEDULE


                                     ANNEX I


              EXCEPTION TO SELLER'S REPRESENTATIONS AND WARRANTIES



ss.3(d) Issued and outstanding shares of Seller Common Stock:

         The Dunhem Family Trust            7,600,000 shares

         Anand Kumar                        2,800,000 shares

         Magdy Battikha                     1,100,000 shares

         Christopher Thornblom              480,000 shares

         David Morris                       400,000 shares

         Michael H. Jordan                  300,000 shares

         Voula Canellias                    300,000 shares

         Aziz Bennani                       300,000 shares

         Steven Toro                        200,000 shares

         Others, Reserve                    520,000 shares

         Total Issued                       14,000,000 shares

ss.3(d) Outstanding Options

          None Outstanding

ss.3(d) Outstanding Warrants

          Three members of the Management Team Arne Dunhem, Anand Kumar and Magdy Battikha respectively have been granted a warrant to acquire shares of the Seller's Common Stock as follows from their respective employment agreements:

          Mr. Dunhem, Kumar and Battikha respectively will, upon the completion of an application by Ariel Way, Inc to become a public company or of an acquisition or merger of Ariel Way, Inc. with a public corporate entity making the surviving company a public company with the Ariel Way, Inc.'s shareholders controlling at least eighty five percent (85%) of the surviving company, be granted a warrant, assuming that the total number of outstanding public shares of the Company is twenty million (20,000,000) shares of Common Stock, to acquire 1,150,000, 980,000, and 780,000 respectively shares of the Company's common stock at an exercise price of $0.010 per share (the "Warrant Shares") to vest as follows: (i) 30,000, 25,000, and 20,000 respectively Warrant Shares shall vest each month during the term of this Agreement or immediately if Mr. Dunhem, Kumar and Battikha's respective employment is terminated without cause or for good reason or due to a change in control, sale of a majority of the common stock or substantially all of the assets of the Company or merger of the Company into or with another company (unless such company is less than fifty percent (50%) of the size (measured by market value) of the Company) or reverse merger with another company; and (ii) 430,000, 380,000, and 300,000 respectively Warrant Shares will vest immediately upon the Company achieving a $25 million market cap for ten (10) consecutive trading days and a price per share of not less than $0.50. The Warrant Shares granted hereunder must be exercised by the tenth anniversary of the date of vesting or shall be forfeited by Mr. Dunhem, Kumar and Battikha respectively. All Warrant Shares granted hereunder shall have a "cashless" exercise provision which enables Mr. Dunhem, Kumar and Battikha respectively to give up a portion of his Warrant Shares in order to exercise others without paying cash for them. The number of warrant shares shall be prorate adjusted if the assumption that the initial total number of outstanding shares of public Common Stock of the surviving Company is different from twenty million (20,000,000) shares of Common Stock. Further, the number, kind and strike price of the stock Warrant Shares granted hereunder shall be appropriately and equitably adjusted to reflect any stock dividend, stock split, spin-off, split-off, extraordinary cash dividend, recapitalization, reclassification or other major corporate action affecting the stock of the Company to the end that after such event Mr. Dunhem, Kumar and Battikha's respectively proportionate interest in the Company shall be maintained as before the occurrence of such event. Mr. Dunhem, Kumar and Battikha respectively shall also receive payment of any cash dividend or stock dividend declared and paid by the Company as if Mr. Dunhem, Kumar and Battikha respectively had already exercised all of his Warrant Shares, including unvested Warrant Shares.

ss.3(d) Seller Financial Statements

     a. See separate document "Ariel Way, Inc., Balance Sheet, As of September 23, 2004"

     b. See separate document "Ariel Way, Inc., Profit & Loss, January 1, 2004 through September 23, 2004"


ss.3(i) Brokers' Fees

          Seller has engaged Mr. Michael H. Jordan as Consultant, on a non-exclusive basis to locate and refer to Seller companies that wish to engage in M&A activities with Seller and to refer companies to Seller. Consultant is to be paid upon the closing of a transaction as defined as the execution of a definitive agreement and closing of a transaction between Seller and a company, referred to Seller by Consultant. A total of 300,000 shares of Common Stock of Seller has been set aside as compensation for Consultant.

                                    EXHIBIT B


                               DISCLOSURE SCHEDULE


                                    ANNEX II


               EXCEPTION TO BUYER'S REPRESENTATIONS AND WARRANTIES